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                            TRIO-TECH INTERNATIONAL
                                 EXHIBIT  11.1
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                                  (unaudited)
                 (in thousands, except Earnings per Share Data)

                                                        THREE MONTHS ENDED

                                                        SEP. 26,      SEP. 27,
                                                          1997          1996
Net income                                              $        211  $   169

Primary earnings per share:

    Weighted average number of common shares outstanding       1,291    1,206

    Dilutive effect of stock options and warrants after
        application of treasury stock method                      48       74
                                                        ------------  -------

Number of shares used to compute primary earnings per share    1,339    1,280
                                                        ============  =======


Primary earnings per share                              $       0.16  $  0.13
Pro forma (see Note 3)                                  $       0.11  $  0.09

Fully diluted earnings per share:


    Weighted average number of common shares outstanding       1,291    1,206


    Dilutive effect of stock options and warrants after
       application of treasury stock method                       73       83
                                                        ------------  -------
Number of shares used to compute fully diluted earnings
 per share                                                     1,364    1,289
                                                        ============  =======

Primary earnings per share                              $       0.16  $  0.13
Pro forma (see Note 3)                                  $       0.11  $  0.09

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